Exhibit 99.1

Contact:    Gary Levine
Chief Financial Officer
CSP Inc.
Tel: 978.663.7598 ext. 1200
Fax: 978.663.0150

CSP Inc. Reports Third-Quarter Fiscal 2015 Financial Results

BILLERICA, MA, August 12, 2015 - CSP Inc. (NASDAQ: CSPI), a provider of IT solutions and high-performance Ethernet products for diverse applications, today reported financial results for the third quarter of fiscal 2015 ended June 30, 2015.
The Company also announced that its board of directors has voted to pay its quarterly dividend of $0.11 per share to shareholders of record August 26, 2015 payable September 11, 2015.

Management Comments

“We had a successful third quarter overall, with the exception of a large loss in the UK that had a significant effect on our results,” said President and Chief Executive Officer Victor Dellovo. “The UK loss was due to additional service contract costs for which we were unable to bill additional revenue, a write off of development expenses which we determined would have no future benefit, and severance and related costs for the reorganization of the UK operation.”
“At our High-Performance Products (HPP) division, we reported revenues from three E2-D planes and are on track to receive royalties for a total of five planes for the fiscal year,” said Dellovo. “We also posted another strong quarter from Myricom’s historical product suite, which we initially had expected to decline over time. Sales of these products have surpassed our expectations and our sales force is being very aggressive in continuing to drive demand. We recently announced the general availability of the fourth generation of Myricom network adapters for the financial services market, where they are being used in high-frequency trading. We expect sales of these products to ramp up as we flow products through the channel. In addition to the financial services product, we shipped Alpha versions of the new 10 gig packet capture product at the end of Q3. We expect to ship the Alpha version of the 100 gig packet capture product in the first quarter of 2016.”

“At our Technology Solutions (TS) division, our pipeline of managed services offerings is healthy and we’re focused on closing deals,” said Dellovo. “In Germany, demand continued to be strong for penetration testing and hacking, and in the U.S., we closed additional deals for the installation and services around Microsoft Office 365.”

“Looking forward, we expect to receive royalty revenues for two E2-D planes in Q4, providing a significant benefit to both our top and bottom lines. In addition, at Myricom, with the release of our financial services product and anticipated release of our packet capture product, we expect to see revenue from that business incrementally ramp as we enter and proceed through FY16. Finally, we continue to see our Managed Services offerings as an excellent driver of growth and recurring sales for the long term. As a result, we are enthusiastic about our prospects going forward.”

Financial Results

Exhibit 99.1

For the third quarter of fiscal 2015, revenue was $22.3 million compared with $22.6 million in the third quarter a year ago. Foreign exchange had a negative effect on revenue of $1.4 million for the quarter.

Gross margin for the third quarter was 23.6% compared with 27.0% for the prior-year period. The decrease was primarily the result of the loss in the U.K. and a change in revenue recognition policy for HPP.

Net income for the third quarter was $249,000, or $0.07 per diluted share, compared with net income of $899,000, or $0.25 per diluted share, in the third quarter of fiscal 2014. The third quarter loss in the U.K. was approximately $0.6 million.

Cash and short-term investments decreased to $10.4 million from $16.4 million at year end. The decrease was primarily due to a $5.4 million increase in accounts receivable as a result of a high level of sales received late in the quarter.

Conference Call Details
CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today to review CSPi’s financial results and provide a business update. To listen to a live webcast of the call, please visit the “Investor Relations” section of the company’s website at www.cspi.com. Individuals may also listen to the call via telephone, by dialing (877) 876-9176 or (785) 424-1667. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSPi’s website.

About CSP Inc.
CSPi (NASDAQ: CSPI) maintains two distinct and dynamic divisions - High Performance Products and Technology Solutions - with a shared vision for technology excellence. CSPi’s High Performance Products division offers extreme-performance Ethernet products for diverse applications, including cybersecurity, financial trading, content creation/distribution, storage networking applications, as well computer signal processing systems. CSPi’s Technology Solutions division provides innovative technology solutions for network solutions, wireless & mobility, unified communications & collaboration, data center solutions, advanced security, along with professional and managed services across those technology focus areas. CSPi Technology Solutions works with the world’s leading IT software and infrastructure companies to create solutions for the unique IT requirements of its customers. For more information, please visit www.cspi.com.

Safe Harbor
The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, those related to we expect to ship the Alpha version of the 100 gig packet capture product in the first quarter of 2016 and expect to receive royalty revenues for two E2-D planes in Q4, providing a significant benefit to both our top and bottom lines. The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the SEC. Please refer to the section on forward-looking statements included in the Company's filings with the Securities and Exchange Commission.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30, 2015	September 30, 2014
Assets
Current assets:
Cash and short-term investments	$10,446	$16,448
Accounts receivable, net	17,367	12,532
Inventories	6,646	6,446
Other current assets	4,577	4,020
Total current assets	39,036	39,446
Property, equipment and improvements, net	1,367	1,472
Other assets	5,579	5,389
Total assets	$45,982	$46,307

Liabilities and Shareholders’ Equity
Current liabilities	16,833	14,511
Pension and retirement plans	9,635	10,440
Non-current liabilities	—	69
Total Liabilities	26,468	25,020
Shareholders’ equity	19,514	21,287
Total liabilities and shareholders’ equity	$45,982	$46,307

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	For the three months ended,		For the six months ended,
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Sales:
Product	$15,696	$15,677	$45,544	$44,745
Service	6,591	6,959	16,050	20,126
Total sales	22,287	22,636	61,594	64,871

Cost of Sales:
Product	13,461	13,058	37,974	37,447
Service	3,560	3,474	10,356	11,705
Amortization of inventory step-up and intangibles	—	—	—	—
Total cost of sales	17,021	16,532	48,330	49,152

Gross profit	5,266	6,104	13,264	15,719

Operating expenses:
Engineering and development	626	945	2,305	2,372
Selling, general & administrative	3,945	4,192	11,824	12,169
Total operating expenses	4,571	5,137	14,129	14,541

Bargain purchase gain on acquisition	—	—	—	462

Operating income (loss)	695	967	(865)	1,178

Other income (expense), net	(113)	(104)	(275)	(178)

Income (loss) before income taxes	582	863	(1,140)	1,462
Income tax expense (benefit)	333	(36)	(277)	50

Net income (loss)	$249	$899	$(863)	$1,412

Net income (loss) attributable to common stockholders	$240	$863	$(863)	$1,361

Income (loss) per share - basic	$0.07	$0.25	$(0.25)	$0.40
Weighted average shares outstanding - basic	3,540	3,451	3,522	3,442

Income (loss) per share - diluted	$0.07	$0.25	$(0.25)	$0.39
Weighted average shares outstanding - diluted	3,633	3,499	3,522	3,488